Brighton to Acquire Castle Oil and Gas

SAN DIEGO--(BUSINESS WIRE)--Sept. 1, 2006--National Healthcare Technology, Inc. (OTCBB:NHCT - News) soon to be named Brighton Oil Inc., is pleased to announce that it has entered into a purchase and sale agreement to acquire 100% of Castle Oil and Gas LLC, a Denver based oil and gas company. www.castleoilandgas.com. Castle is unique and well positioned in the oil and gas industry through its capital reinvestment program. Castle's success formula is to utilize tax deferred 1031 into oil and gas projects. Castle is currently in the final stages of closing a lease in Hutchinson County, TX, which comprises over 5700 acres with 85 producing oil and gas wells. The current gross income from the field is in excess of $200,000 per month. The company is paying Two Million dollars for Castle.

Castle was founded by experienced and seasoned oil and gas experts and professionals.

Dana Veitch. Mr. Veitch has been employed since 1979 in the producing property transaction side of the oil and gas business, totaling over $1b to date. Mr. Veitch's background as a Landman includes M&A operations with ARCO, Phillips Petroleum, Chevron USA, Anadarko and Kaiser-Francis Oil Company. Mr. Veitch was born in 1954 and raised in Tulsa, Oklahoma. He graduated from Western State College in Gunnison, Colorado in 1978.

Steven Hickox. Mr. Hickox has actively practiced law until 1981. He maintains an active law license in the State of Colorado. He is also a licensed real estate broker. In 1994, he founded 1031x.com, Inc. The company now has a twelve year track record of successful growth. During that time, 1031x.com has safely handled hundreds of millions of dollars in exchange transactions. Mr. Hickox founded Castle Oil and Gas with Mr. Sayre and Mr. Veitch. Mr. Hickox was born in 1952 in Vermont. He went on to attend Colorado State University graduating with a degree in Economics in 1977. He then attended University of Colorado Law School and received a JD in 1980. He was admitted to the Federal and Colorado Bar in 1981.

Chris Sayre. Mr. Sayre has worked with start up ventures and in financial planning for fortune 100 companies. Mr. Sayre co-founded 1031x.com, and has been in charge of marketing and finance since then. Mr. Sayre founded Castle Oil and Gas with Mr. Hickox and Mr. Veitch. Mr. Sayre was born in 1956 in Connecticut. Chris attended the University of Colorado, graduating with a degree in Geology. He later received an MBA in Business Administration specializing in finance from the University of Denver.

About Brighton

Brighton is an oil and gas company with a focus on gulf coast oil and gas prospects and properties. Brighton is careful to develop a through drilling plan using the latest in technology in both mapping and the use of 3D seismic reports and information. Brighton Energy trades under the ticker symbol NHCT. For more information on the Company visit www.Brightonoil.com.

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This Press Release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed "forward-looking statements". Although Brighton Oil believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

Contact:
Brighton Oil Inc.
Frank Leyton, 949-497-6606
investors@Brightoil.com

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